UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2023

FOMO WORLDWIDE, INC.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

831 W North Ave., Pittsburgh, PA 15233

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	FOMC	OTC Pink Current

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

FOMO WORLDWIDE, INC. is referred to in this Current Report on Form 8-K as “FOMO,” the “Company,” “we,” or “us.”

Item 8.01 Other Events.

We intend to offer to exchange up to 8,000,000,000 (eight billion) common shares for up to 9,600,000 (9.6 million) shares of a new class of Series F Preferred stock. Under the plan, we intend to offer investors that exchange a minimum number of common shares an amount of Series F Preferred shares that equal 120% of the exchanged common shares in common stock equivalents (i.e., if the Series F Preferred converted into common stock). We plan to amend our Articles of Incorporation with the Secretary of State of California (“SOS of CA”) to increase our authorized Preferred shares and to create this new class of Series F Preferred stock. We intend to establish the Series F Preferred shares with a 1-1,000 conversion ratio into common shares and an annual dividend per Series F Preferred share of $0.00005 that accrues whether or not they are declared by our Board of Directors in common shares, in kind, or in cash subject to terms that protect and benefit all classes of shareholders. We believe this planned exchange offer could reduce our common share float significantly depending on investor demand, thereby mitigating the ratio of or need for a reverse split of our common stock. There can be no assurance of the timing or completion of this planned exchange offer, as it may require a registration statement with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO WORLDWIDE, INC.

Date: May 5, 2023	By:	/s/ Vikram Grover
Vikram Grover